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                                                                      EXHIBIT 11

                           HVIDE MARINE INCORPORATED

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

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
                                                                                 NINE MONTHS
                                                                                    ENDED
                                                    YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                                    ------------------------   ---------------
                                                     1993     1994     1995     1995     1996
                                                                  (IN THOUSANDS)
Income (loss) before extraordinary item and
  cumulative effect...............................  $1,818   $  358   $ (360)  $ (581)  $2,709
Less: Class A Preferred Stock cash dividends......     203      222       --       --       --
                                                    ------   ------   ------   ------   ------
Adjusted income (loss) applicable to common
  shares - primary................................   1,615      136     (360)    (581)   2,709
Plus: Interest on Junior Note net of income tax
  effect..........................................      --      192      807      598      536
                                                    ------   ------   ------   ------   ------
Adjusted income applicable to common shares -fully
  diluted.........................................  $1,615   $  328   $  447   $   17   $3,245
                                                    ======   ======   ======   ======   ======
Weighted average shares outstanding...............   1,769    1,962    2,535    2,535    4,012
  If-converted dilutive effect of Convertible
     Class B Preferred Stock......................   4,499    3,340       --       --       --
  Dilutive effect of outstanding stock options....      --       --       --       --        6
                                                    ------   ------   ------   ------   ------
Common shares used in earnings (loss) per share
  calculation - primary...........................   6,268    5,302    2,535    2,535    4,018
If-converted dilutive effect of Junior Note.......      --      314    1,244    1,244    1,026
Incremental dilutive effect of outstanding stock
  options.........................................      --       --       --       --        5
                                                    ------   ------   ------   ------   ------
Common shares used in earnings per share
  calculation - fully diluted.....................   6,268    5,616    3,779    3,779    5,049
                                                    ======   ======   ======   ======   ======
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